Exhibit 10.1

UNIT REDEMPTION AGREEMENT

The parties to this Unit Redemption Agreement dated December 20, 2006 are INSPX, LLC (the "Company") and KEY TECHNOLOGY, INC. ("Seller") and, for purposes of Sections 4.2 and 7, PECO CONTROLS CORPORATION and PECO, LLC.

RECITALS

A. Peco Controls Corporation, Peco, LLC and Seller organized and formed the Company in July of 2004. Since inception, F. Allan Anderson, an affiliate of Peco Controls Corporation and Peco LLC, has had access to all information relevant to the Company's historical financial performance and its prospects for future business. Seller currently owns 100 units of ownership of the Company (the "Units").

B. Seller has agreed to sell to the Company, and the Company has agreed to redeem from Seller, all of the Units on and subject to the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the premises and the representations and warranties contained herein, the parties agree as follows:

1.  Sale and Redemption of the Units.

1.1  Redemption of the Units. The Company hereby redeems from Seller, and Seller agrees to sell to the Company, the Units. Seller represents that the Units are free and clear of all liens and encumbrances.

1.2  Redemption Price. The price to be paid by the Company for the Units redeemed from Seller shall be $1,500,000 (the "Fixed Redemption Price"), plus the Contingent Payment, subject to Section 1.3 below. The Company will pay the Fixed Redemption Price as follows:

(a)  $750,000 payable by wire transfer to Seller's designated account within two business days of execution hereof.

(b)  $750,000 pursuant to the terms of the term note (the "Term Note") attached to this Agreement as Exhibit A.

1.3  Contingent Payment. The Company will pay Seller an additional $500,000 (the "Contingent Payment") if the Company's revenues for the year ended December 31, 2008 are $9 million or higher, or upon the sale of Company equity (by the Company or any existing owner of the Company) for $2 million or more at an enterprise value of $10 million or more by December 31, 2008. If either contingency occurs, the Company will pay the Contingent Payment, at the Company's election, either (i) in one cash payment, payable within 45 days of the event giving rise to the Contingent Payment, or (ii) in four equal annual installments with interest accruing from the date of the qualifying event at the Bank of America prime rate, with the first annual installment due on the earlier of December 31, 2009 or the first anniversary date of the qualifying sale of Company equity. The deferred payment alternative, if elected, may be prepaid at any time without penalty.

2.  Representations and Warranties of Seller.

Seller represents and warrants to the Company as follows:

2.1  Owner. Seller is the sole owner of all of the Units, and Seller owns the Units free and clear of any liens, claims, charges, encumbrances or adverse claims whatsoever.

2.2  Organization and Good Standing. Seller is a corporation duly organized and validly existing under the laws of the State of Oregon and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

2.3  Authority Relative to Agreement. Seller has requisite corporate power to execute and deliver this Agreement and to perform its obligations hereunder. Seller has taken all actions required by law, the Seller's Articles of Incorporation and Bylaws or otherwise to authorize the execution, delivery and performance of this Agreement. Upon the execution and delivery of this Agreement by the parties, this Agreement will be the valid and legally binding obligation of Seller enforceable in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforceability of creditors' rights generally or to general equitable principles.

2.4  Effect of Agreement. No consents or approvals are required to be obtained from any governmental agencies or are required under the provisions of any instruments to be obtained from any third party in connection with the execution and consummation of this Agreement by Seller. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, or constitute a default under, any provision or restriction of any note, mortgage, indenture, agreement, license or other instrument to which Seller is a party, or to the best of Seller's knowledge, any judgment, order or decree, rule or regulation of any court or administrative agency to which Seller is a party or by which it or any of its assets is bound, nor will it conflict with the provisions of the Articles of Incorporation or Bylaws of Seller, or to the best of Seller's knowledge, violate any statute, license or regulation of any governmental authority.

2.5  Enforceability. Upon the execution and delivery of this Agreement by the parties, this Agreement will be the valid and legally binding obligation of Seller enforceable in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforceability of creditors' rights generally or to general equitable principles.

3.  Representations and Warranties of the Company.

The Company represents and warrants to Seller as follows:

3.1  Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oregon.

3.2  Authority Relative to Agreement. The Company has the power to execute and deliver this Agreement and to perform its obligations hereunder. The Company has taken all action required by law, its Articles of Organization, its Operating Agreement and otherwise to authorize the execution, delivery and performance of this Agreement.

3.3  Effect of Agreement. No consents or approvals are required to be obtained from any governmental agencies or are required under the provisions of any instruments to be obtained from any third party in connection with the execution and consummation of this Agreement by the Company. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, or constitute a default under, any provision or restriction of any note, mortgage, indenture, agreement, license or other instrument, or of any judgment, order or decree, rule or regulation of any court or administrative agency to which the Company is a party or by which it is bound, nor will it conflict with the provisions of the Articles of Organization or Operating Agreement of the Company, or to the best of the Company's knowledge, violate any statute, license or regulation of any governmental authority.

3.4  Financial Statements. The Company's financial statements for the year ended September 30, 2006 (the "Financial Statements") are attached to this Agreement as Schedule 3.4. The Financial Statements were prepared in accordance with the books and records of the Company, fairly present the financial position and results of the Company's operations at and for the periods indicated, and were prepared in accordance with generally accepted accounting principles applied consistently with prior periods.

3.5  No Registration or Qualification. The Company acknowledges that the Units are being acquired without registration or qualification under any federal or state securities laws, and that the Units are being transferred pursuant to applicable exemptions from any registration requirements.

3.6  Enforceability. Upon the execution and delivery of this Agreement by the parties, this Agreement will be the valid and legally binding obligation of the Company enforceable in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforceability of creditors' rights generally or to general equitable principles.

4.  Restrictive Covenants.

4.1  By Seller. Seller agrees, for the 18-month period after the date of this Agreement, or sooner in the event of a default in payment under the Term Note, that it will not directly or indirectly engage in the development or sale of x-ray based products or technology for any use or application independent of or separate from being combined with other non-x-ray based products of Seller providing sorting of customer product streams where the sorter and the x-ray device are connected through a data interface to provide combined sorting and inspection functions with respect to customer product streams.

4.2  By the Company. The Company and Peco Controls Corporation each agree, for the 18-month period after the date of this Agreement, that they will not directly or indirectly engage in the development or sale of x-ray based products or technology combined with other non-x-ray based products providing sorting of customer product streams where the sorter and the x-ray device are connected through a data interface to provide combined sorting and inspection functions with respect to customer product streams.

5.  Subordination.

F. Allan Anderson will expressly subordinate all indebtedness of the Company owed to him to payment of the Term Note in the form of the Subordination Agreement attached hereto as Exhibit B.

6.  Notices to Seller; Inspection Rights.

6.1  2008 Revenues. The Company will deliver to Seller, no later than January 31, 2009, a report that details the Company's calculation of revenue for the 12 months ending December 31, 2008. The Company will maintain its books and records to be able to calculate or reconstruct calculation of revenue for such year.

6.2  Sale of Equity. The Company will deliver to Seller, no later than 30 days from the date of sale, notice of any sale of equity of the Company, which notice will include the amount and price of equity sold and the ownership structure of the Company after giving effect to the sale.

6.3  Certificate. The Company's chief executive officer will prepare and deliver to Seller by the end of the first month of each calendar quarter a report reflecting the principal balances of all Company debt and all principal payments made with respect thereto in the preceding calendar quarter.

6.4  Inspection Rights. The Company hereby grants to Seller the right, upon reasonable advance notice, to inspect its books and records on a periodic basis with respect to the foregoing matters.

7.  Consent of Peco, LLC.

Notwithstanding anything to the contrary in the Company's Operating Agreement, Peco, LLC consents to the transactions contemplated by this Agreement and waives any objection thereto.

8.  Additional Provisions.

8.1  Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Company and Seller shall each pay their own expenses in connection with the transactions contemplated by this Agreement, including the fees and expenses of their respective counsel.

8.2  Litigation Expenses. In the event of any litigation to enforce or declare any of the provisions of this Agreement, the prevailing party shall recover and the losing party shall pay the reasonable attorney fees incurred by the prevailing party at the trial or arbitration and upon any appeals therefrom, as determined by the respective courts or arbitrators.

8.3  Nature and Survival of Representations. All representations and warranties made by the parties in this Agreement shall survive the consummation of the transactions contemplated by this Agreement.

8.4  Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them. No party shall be bound by any condition, definition, warranty, or representation, other than expressly set forth or provided for in this Agreement, or as may be, on or subsequent to the date hereof, set forth in writing and signed by the party to be bound thereby. This Agreement may not be changed or modified, except by agreement in writing, signed by all of the parties hereto.

8.5  Parties in Interest. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors in interest of the respective parties hereto. Nothing contained herein, express or implied, is intended nor shall be construed to confer or give any person, firm or corporation other than the parties hereto, any rights or remedies under or by reason of the Agreement.

8.6  Notices. All notices or other communications which are required or permitted hereunder shall be sufficient if delivered personally or by registered or certified mail, postage prepaid, as follows:

If to the Company:  InspX LLC
4025 Clipper Court
Fremont, CA 94538

with a copy to:   Charles W. Volpe
Berliner Cohen
Ten Almaden Boulevard, Eleventh Floor
San Jose, CA 95113-2233

If to Seller:   Key Technology, Inc.
Attn: Ronald W. Burgess, Chief Financial Officer
150 Avery Street
Walla Walla, WA 99362

with a copy to:   Ronald L. Greenman
Tonkon Torp LLP
1600 Pioneer Tower
888 SW Fifth Avenue
Portland, OR 97204-2099

Any party may, by written notice to the other, change its address for purposes of this Agreement.

8.7  Waiver. Waiver by any party of the strict performance of any of the provisions of this Agreement shall not be construed as a waiver of or prejudice that party's right to subsequently require strict performance of, the same or any other provision of this Agreement.

8.8  Section Headings. The headings of the sections of this Agreement are for the convenience of the parties only and shall not be construed as affecting the terms of this Agreement or be used in the interpretation of the terms of this Agreement.

8.9  Counterparts. This Agreement may be executed in counterparts and when each party has signed at least one counterpart, the Agreement shall be fully binding. Each counterpart shall be considered an original, and all of them taken together, shall constitute a single Agreement.

8.10  Termination of Other Agreements. The execution of this Agreement terminates all rights and obligations of Seller under all documents and agreements executed and delivered in connection with the formation of the Company in July of 2004.

8.11  Mutual Release. Seller, on the one hand, and the Company, Peco Controls Corporation and Peco, LLC, on the other, hereby release each other for all claims, known or unknown, arising out of or related to their ownership interest in the Company prior to the date hereof, excepting from such general release all rights and obligations arising under this Agreement and the Exhibits referenced herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

INSPX, LLC

By  /s/ F. Allan Anderson
F. Allan Anderson

KEY TECHNOLOGY, INC.

By  /s/ Ronald W. Burgess
Ronald W. Burgess
Chief Financial Officer

For purposes of Section 4.2 only: PECO CONTROLS CORPORATION

By  /s/ F. Allan Anderson
F. Allan Anderson

For purposes of Section 7 only: PECO LLC

By  /s/ F. Allan Anderson
F. Allan Anderson

EXHIBIT A TO UNIT REDEMPTION AGREEMENT

PROMISSORY NOTE

$750,000                                                                                                                                                                                                          Portland, Oregon
                                                                                                                                  December 20, 2006

InspX LLC, an Oregon limited liability company ("Maker"), for value received hereby promises to pay to Key Technology, Inc., an Oregon corporation ("Holder"), the principal sum of Seven Hundred Fifty Thousand Dollars ($750,000) and to pay interest on the unpaid principal from the date of this Promissory Note at 5% per annum. Payments shall be made at the address last given in writing to Maker by Holder. Principal and interest are payable to Holder in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. This Note is issued by Maker in connection with Maker's redemption of ownership Units in Maker from Holder pursuant to the Unit Redemption Agreement of even date herewith between Maker and Holder (the "Agreement").

9.  Scheduled Payments.

Subject to the terms hereof, principal and interest on this Promissory Note shall be payable as follows:

9.1  Quarterly Interest Payments. All accrued and unpaid interest shall be due and payable quarterly beginning on December 31, 2006, and on every subsequent March 31, June 30, September 30 and December 31 thereafter until this Promissory Note is paid in full.

9.2  Lump Sum Principal Payment. All principal hereunder, and any unpaid interest, shall be due in a single lump sum payment on September 30, 2009.

9.3  Prepayment. Maker shall have the right at any time to prepay the whole of the Subordinated Indebtedness without penalty.

10.  Acceleration Events.

Subject to the terms hereof, all of the unpaid principal and interest on this Promissory Note shall become due and payable (but shall not be paid except to the extent any such payment would be a Permitted Payment hereunder), at the option of Holder, upon the occurrence and during the continuation of any of the following events (each an "Acceleration Event"):

10.1  If Maker shall fail to make a scheduled payment of interest when due hereunder and such failure is not cured by Maker within ten days following receipt by Maker of a written notice of default from Holder. In order to cure any late payment of interest due hereunder, the interest payment plus a late payment fee in the amount of $1,000 must be received by the Holder within the ten-day grace period.

10.2  The sale or other transfer, whether in one transaction or in a series of related transactions, of (i) all or substantially all of the assets of Maker or (ii) 51% or more of the issued and outstanding ownership Units of Maker after giving effect to such transfer or issuance, including transfers pursuant to any statutory merger in which 51% or more of the voting securities of the surviving entity are held by persons who were not members of Maker prior to the merger.

10.3  The payment by Maker of any principal payment on any indebtedness owed by Maker to any non-institutional lender, including without limitation the Subordinated Indebtedness referenced in the Subordination Agreement of even date herewith as executed by F. Allan Anderson.

10.4  If Maker shall voluntarily file a petition under the Federal Bankruptcy Code, as such Code may from time to time be amended, or under any similar or successor federal statute relating to bankruptcy or insolvency, or file an answer in an involuntary proceeding admitting insolvency of inability to pay debts, or if Maker shall fail to obtain a vacation or stay of involuntary proceedings brought for the reorganization, dissolution of liquidation of Maker within 90 days of the filing of such proceedings or if Maker shall be adjudged bankrupt, or if a trustee or receiver shall be appointed for Maker or Maker's property, or if Maker shall make an assignment for the benefit of Maker's creditors.

Upon the occurrence of an Acceleration Event, Holder shall give written notice thereof to Maker before pursuing any remedy. If Maker fails to take all necessary curative action within ten days of receipt of the notice, Holder may initiate action for collection of all amounts payable hereunder. Interest after an Acceleration Event will accrue at a rate of 12% per annum until all amounts due hereunder are paid in full. In addition, in the event of a failure to pay principal or interest hereunder at any time when principal or interest is payable hereunder, Holder may institute an action for the collection of the same unless paid in full within ten days of notice of nonpayment sent by Holder to Maker.

11.  Senior Status Re Existing Subordinated Debt.

This indebtedness is senior in status to all indebtedness owed by Maker to F. Allan Anderson. For so long as any amount remains payable hereunder, Maker's chief executive will deliver a certification to Holder each calendar quarter as provided in Section 6.3 of the Agreement.

12.  Governing Law and Venue.

Holder and Maker agree that this Promissory Note shall be deemed to have been made under and shall be governed by the laws of the State of Oregon in all respects including matters of construction, validity and performance, and that none of its terms or provisions may be waived, altered, modified or amended except as the holder of this Promissory Note may consent thereto in writing. The obligation evidenced by this Promissory Note is incurred by Maker solely for business or commercial purposes. Maker irrevocably submits to the jurisdiction of any state or federal court located in Multnomah County, Oregon, over any action or proceeding to enforce or defend any matter arising from or related to this Promissory Note.

13.  Notices.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be hand-delivered or mailed by registered or certified mail to the appropriate party at the following address (or such other address for a party as shall be specified by notice pursuant hereto):

If to Maker:  InspX LLC
4025 Clipper Ct.
Fremont, CA 94538
Attn: F. Allan Anderson

with a copy to:  Berliner Cohen
Ten Almaden Boulevard
Eleventh Floor
San Jose, CA 94113-2233
Attn: Charles W. Volpe

If to Holder:  Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362
Attn: Ronald W. Burgess

with copies to:  Tonkon Torp LLP
1600 Pioneer Tower
888 SW Fifth Avenue
Portland, OR 97204-2099
Attn: Ronald L. Greenman

If sent by registered or certified mail, such notices or communications shall be effective and deemed given when mailed; otherwise they shall be effective and deemed given upon hand delivery to said address.

14.  Attorney Fees.

If this Promissory Note is not paid when due (whether by acceleration or otherwise) or if an action or suit is brought to interpret or enforce this Promissory Note, the substantially prevailing party shall be entitled to a reasonable sum as attorney fees (including attorney fees on appeal), and all costs and expenses in connection with such action including costs incurred on appeal.

15.  Validity.

If any provision of this Promissory Note is in conflict with any statute or rule of law in the State of Oregon, or is otherwise unenforceable for any reason whatsoever, then such provision shall be deemed null and void to the extent of such conflict or unenforceability, but shall be deemed separate from and shall not invalidate any other provision of this Promissory Note.

16.  Holder's Acceptance.

Holder has executed this Promissory Note to evidence its acceptance of the subordination provisions hereof.

InspX LLC

By  /s/ F. Allan Anderson
F. Allan Anderson
President

ACKNOWLEDGED AND ACCEPTED:

KEY TECHNOLOGY, INC.

By /s/ Ronald W. Burgess
Ronald W. Burgess
Chief Financial Officer

EXHIBIT B TO UNIT REDEMPTION AGREEMENT

SUBORDINATION AGREEMENT

This Subordination Agreement is entered into this 20th day of December, 2006 by and between F. Allan Anderson ("Subordinated Noteholder"), Key Technology, Inc. ("Key") and InspX LLC ("InspX") with respect to all indebtedness owed to Subordinated Noteholder by InspX (the "Subordinated Debt").

InspX has executed a Promissory Note in favor of Key in the principal amount of $750,000 (referred to herein as the "Senior Debt") in connection with the redemption of Key's entire equity interest in InspX. It is a requirement of the redemption that the Subordinated Debt be made expressly subordinate to Key's Senior Debt.

InspX and Subordinated Noteholder hereby acknowledge and agree that the Subordinated Debt is subordinate to the Senior Debt, and InspX covenants that so long as any amount remains payable on the Senior Debt it will make no payments on the Subordinated Debt. Notwithstand-ing the foregoing, so long as no default in payment shall exist with respect to the Senior Debt it shall be permissible for InspX to pay the interest on the Subordinated Note as specified in such Note as originally issued. Any payments received by the Subordinated Noteholder in violation of the foregoing will be held in trust for Key's benefit until the entirety of the Senior Debt is paid in full, and will be promptly delivered to Key for credit against the Senior Debt upon demand. A violation of this covenant by InspX shall constitute an event of default under the note reflecting the Senior Debt.

EXECUTED this 20th day of December, 2006.

INSPX LLC      SUBORDINATED NOTEHOLDER

By /s/ F. Allan Anderson    /s/ F. Allan Anderson
F. Allan Anderson     F. Allan Anderson
President

KEY TECHNOLOGY, INC.

By /s/ Ronald W. Burgess
Ronald W. Burgess
Chief Financial Officer